UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2016

GCI, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-5890	91-1820757
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 17, 2016, GCI, Inc. (“Parent”), a wholly owned subsidiary of General Communication, Inc., and GCI Holdings, Inc. (“Borrower”), a wholly owned subsidiary of the Parent, entered into a Third Amendment and a Fourth Amendment to the Fourth Amended and Restated Credit and Guarantee Agreement dated as of February 2, 2015 among the Borrower, the Parent, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, MUFG Union Bank, N.A. and SunTrust Bank, as co-syndication agents, and Bank of America, N.A., as documentation agent (“Credit Agreement”). The amendments refinanced the credit facilities under the Credit Agreement with new credit facilities (“Amended Credit Facilities”).
The Amended Credit Facilities include a $215 million Term Loan A, a $245.875 million Term Loan B and a $200 million revolving credit facility, with a $50 million sub-limit for standby letters of credit. The borrowings under the Amended Credit Facilities bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Borrower of one month, two months, three months or six months) at the Borrower’s election in each case plus a margin. The Term Loan A and revolving credit facility borrowings that are alternate base rate loans bear interest at a per annum rate equal to the alternate base rate plus a margin that varies between 1.00% and 2.00% depending on the Parent’s total leverage ratio. The Term Loan A and revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 2.00% and 3.00% depending on the Parent’s total leverage ratio. Term Loan B borrowings that are alternate base rate loans bear interest at a per annum rate equal to the alternate base rate plus a margin of 2.00%, subject to a floor on the alternate base rate of 1.75%. Term Loan B borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 3.00%, subject to a floor on LIBOR of 0.75%.
The Term Loan A and the borrowings under the revolving credit facility are scheduled to mature on November 17, 2021, and the Term Loan B is scheduled to mature on February 2, 2022; provided that, if the Parent’s 6 ¾% Senior Notes due 2021 are not refinanced by December 3, 2020, then all of the loans under the Amended Credit Facilities become due on such date. Annual principal payments are due on the Term Loan B equal to 1% of the original principal amount. Through 2020, in certain situations, annual principal payments equal to between 1.25% and 3.75% of original principal amount may become due on the Term Loan A. The loans are subject to customary mandatory prepayment provisions. Certain prepayments of the Term Loan B within the first six months require payment of a 1% premium. Otherwise, each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. Any amounts prepaid on the revolving credit facility may be reborrowed.
The payment and performance of the Borrower’s obligations under the Amended Credit Facilities are guaranteed by the Parent and each of the Borrower’s subsidiaries, other than certain excluded subsidiaries, and are secured by security interests on substantially all of the assets of the Borrower and the subsidiary guarantors and a pledge of the Borrower’s stock by the Parent.
The Amended Credit Facilities contain certain affirmative and negative covenants, including certain restrictions on the Parent, the Borrower and their subsidiaries with respect to, among other things: incurring additional indebtedness; creating liens on property or assets; making certain loans or investments; selling or disposing of assets or equity of subsidiaries; paying certain dividends and other restricted payments; dissolving, consolidating or merging; entering into certain transactions with affiliates; entering into sale or leaseback transactions; restricting subsidiary distributions; acquiring businesses; prepaying certain indebtedness; amending certain material agreements; entering into hedging arrangements; and restricting the Parent’s interest coverage ratio, total leverage ratio and senior leverage ratio.
The Term Loan A, Term Loan B and borrowing under the revolving credit facility were used at closing to refinance loans under the refinanced credit facilities. Future borrowings under the revolving credit facility may be used for general corporate purposes.
The foregoing description of the Amended Credit Facilities is qualified by reference in its entirety to the copies of the amendments to the Credit Agreement, which are filed with this Current Report on Form 8-K as Exhibit 4.1 and Exhibit 4.2, and are incorporated in this Item 2.03 by reference.
Item 9.01 - Exhibits

Exhibit
Number	Description
4.1	Third Amendment to the Fourth Amended and Restated Credit Agreement dated as of November 17, 2016
4.2	Fourth Amendment to the Fourth Amended and Restated Credit Agreement dated as of November 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCI, INC.
(Registrant)

Date: November 22, 2016

	By	/s/ Peter J. Pounds
Name: Peter J. Pounds
Title: Chief Financial Officer,
Secretary, Treasurer,
and Director
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description
4.1	Third Amendment to the Fourth Amended and Restated Credit Agreement dated as of November 17, 2016
4.2	Fourth Amendment to the Fourth Amended and Restated Credit Agreement dated as of November 17, 2016